Filed Pursuant to Rule 424(b)(3)
Registration No.  333-178202

Product Supplement ARN-4 to Prospectus and Prospectus Supplement, each dated November 28, 2011

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL)
(Swedish Export Credit Corporation)

Medium-Term Notes, Series F, Accelerated Return NotesSM

The Notes:		●
There will be no principal protection on the Notes and therefore you will not receive a minimum fixed amount on the Notes at maturity. The return on your Notes will be subject to the Capped Value per unit set forth in the applicable term sheet or pricing supplement.

●	We may offer from time to time Accelerated Return NotesSM (the “Notes” or “notes”). The Notes will be senior unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (“Swedish Export Credit Corporation” or “SEK”) and part of a series entitled “Medium-Term Notes, Series F.” The Notes will be linked to a market measure (a “Market Measure”), which will be described in a term sheet or pricing supplement for the applicable Notes. This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer Notes, we will provide investors with one or more prospectus supplements in the form of term sheets or pricing supplements which will describe the specific terms of that issue of Notes. Such term sheets or pricing supplements will identify the Market Measure that will be used to calculate a return on the Notes offered thereby, and any additions or changes to the terms specified in this product supplement.	●	If provided for in the applicable term sheet or pricing supplement, we may apply to have the Notes listed on a securities exchange or quotation system. If approval of such an application is granted, the Notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that any Notes will be listed or that, if listed, they will remain listed for the entire term of the Notes.
Payment on the maturity date:
		●	The amount you receive on the maturity date (the “Redemption Amount”) will be based upon the direction of and percentage change in the value of the Market Measure from the starting value of such Market Measure on the pricing date of the relevant offering of Notes to the ending value of such Market Measure determined on a certain calculation day or days shortly before the maturity date of such Notes, as set forth in the applicable term sheet or pricing supplement. If the value of the Market Measure:
●	The Notes are designed for investors who are seeking exposure to a specific Market Measure and who anticipate that the value of such Market Measure will increase from the starting value of the Market Measure on the pricing date to the ending value of the Market Measure on the calculation day or days, as the case may be, shortly before the maturity date of the relevant issue of Notes. Investors must be willing to forego interest payments on the Notes and be willing to accept a return that may be less than the original offering price of the Notes and that will not be more than the limit described in this product supplement and the applicable term sheet or pricing supplement (the “Capped Value”).		●	has increased, on the maturity date you will receive a payment per unit equal to the original public offering price of the Notes of such issue (the “Original Offering Price”) plus an amount equal to the Original Offering Price multiplied by the Participation Rate (defined below), up to the Capped Value per unit applicable to such issue of Notes;
			●	has decreased, on the maturity date you will receive a payment per unit based upon that percentage decrease and, as a result, you may receive less, and possibly significantly less, than the Original Offering Price per unit; or
			●	is unchanged, on the maturity date you will receive a payment per unit equal to the Original Offering Price.
●
A Market Measure may be a commodity- or equity-based index or indices, the value of a single commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, any consumer price or mortgage index, or any combination thereof.  Each series of Notes will allow investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the starting value to the ending value.
		●	Unless otherwise set forth in the applicable term sheet, Merrill Lynch, Pierce, Fenner & Smith Incorporated will be our agent for purposes of determining, among other things, the starting value and the ending value, and calculating the Redemption Amount (in such capacity, the “Calculation Agent” or “calculation agent”).
●	There will be no payments on the Notes prior to the maturity date and we cannot redeem the Notes prior to the maturity date other than as a result of certain changes in Swedish tax law.

Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page P-4 of this product supplement and in the “Risks Associated with Foreign Currency Notes and Indexed Notes” section beginning on page S-4 of the accompanying prospectus supplement.  THE NOTES ARE OBLIGATIONS OF SEK, AND NOT OF THE KINGDOM OF SWEDEN.
______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

______________________

Merrill Lynch & Co.
______________________

The date of this product supplement is November 28, 2011.

“Accelerated Return Notes®  and “ARNs®”  are registered service marks of Bank of America Corporation, the parent corporation of Merrill, Lynch, Pierce, Fenner & Smith Incorporated.

TABLE OF CONTENTS

Product Supplement ARN-4

RISK FACTORS	P-4
DESCRIPTION OF THE NOTES	P-10
THE MARKET MEASURE	P-16
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	P-18
USE OF PROCEEDS AND HEDGING	P-21
SUPPLEMENTAL PLAN OF DISTRIBUTION	P-21
INDEX OF CERTAIN DEFINED TERMS	P-22

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SUMMARY DESCRIPTION OF THE NOTES	S-2
RISKS ASSOCIATED WITH FOREIGN CURRENCY NOTES AND INDEXED NOTES	S-4
CURRENCY EXCHANGE INFORMATION	S-5
DESCRIPTION OF THE NOTES	S-6
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-7
PLAN OF DISTRIBUTION	S-20
ANNEX A FORM OF PRICING SUPPLEMENT	S-28
S-28
Prospectus

ABOUT THIS PROSPECTUS	1
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	1
FORWARD-LOOKING STATEMENTS	2
ENFORCEMENT OF LIABILITIES; SERVICE OF PROCESS	3
PROSPECTUS SUMMARY	4
USE OF PROCEEDS	8
CAPITALIZATION	8
DESCRIPTION OF DEBT SECURITIE	9
DESCRIPTION OF INDEX WARRANTS	21
SWEDISH TAXATION	26
PLAN OF DISTRIBUTION	28
EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS	29
VALIDITY OF THE DEBT SECURITIES	29
AUTHORIZED REPRESENTATIVE	30
EXPENSES	30
EXPERTS	30
WHERE YOU CAN FIND MORE INFORMATION	30

References in this product supplement to “SEK,” “we,” “us” and “our” are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation).

References in this product supplement to “Merrill Lynch” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the prospectus, the prospectus supplement and the term sheet or pricing supplement which relates to a specific issue of Notes will be referred to herein, collectively, as the “prospectus.”  You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor Merrill Lynch has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor Merrill Lynch is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet or pricing supplement.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying prospectus supplement, the applicable term sheet or pricing supplement or any other prospectus supplement relating to a specific issue of Notes before deciding whether an investment in the Notes is suitable for you.

General

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes on the maturity date. The Redemption Amount will depend on the direction of and percentage change in the value of the Market Measure from the starting value as specified in the applicable term sheet or pricing supplement (the “Starting Value” or “starting value”) to the ending value determined on the calculation day or days prior to the maturity date (the “Ending Value” or “ending value”). Because the value of any Market Measure will be subject to market fluctuations, the Redemption Amount you receive may be less than the Original Offering Price per unit of the Notes. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the Original Offering Price per unit of the Notes even if the value of the Market Measure is greater than the Starting Value at certain other points during the term of the Notes. As a result, you may receive less, and possibly significantly less, than the Original Offering Price per unit.

Your yield may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a conventional interest bearing debt security of SEK with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

Your return is limited and may not reflect the return on a direct investment in the components included in the Market Measure

The opportunity to participate in the possible increases in the value of the Market Measure through an investment in the Notes is limited because the Redemption Amount will never exceed the Capped Value set forth in the applicable term sheet or pricing supplement. However, in the event that the value of the Market Measure declines from the Starting Value to the Ending Value, you will realize the entire decline. As a result, you may receive less, and possibly significantly less, than the Original Offering Price per unit.  Even if the Ending Value of Market Measure is greater than the Starting Value of the Market Measure by more than the Capped Value per unit at maturity, you will only receive the Capped Value.

Assuming a Participation Rate of 300% and because your return, if any, will not exceed the return represented by the Capped Value, you will only receive the full benefit of three times the upside potential of the underlying Market Measure if the value of the Market Measure increases, but does not increase by more than 33.33% (one-third) of the return represented by, the Capped Value.

 Your participation in any upside potential of the Market Measure underlying your ARNs will also be limited to the Participation Rate. Unless otherwise set forth in the applicable term sheet, the Participation Rate will be 300%.  Each term sheet will set forth examples that demonstrate Redemption Amounts based on range of hypothetical Ending Values, the Participation Rate and the hypothetical Capped Value.

You must rely on your own evaluation of the merits of an investment linked to a Market Measure

In the ordinary course of their business, Merrill Lynch, SEK or any of their affiliates may express views on expected movements in a Market Measure or in the components of a Market Measure, and these views may be communicated to clients in the ordinary course of their business. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from Merrill Lynch, SEK or any of their affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the components of a Market Measure from multiple sources and should not rely on the views expressed by Merrill Lynch, SEK or any of their affiliates.

Exchange rate movements may impact the value of the Notes

The Notes will be denominated in U.S. dollars. Unless otherwise indicated in the applicable term sheet or pricing supplement, if the value of a Market Measure or any Market Measure component is traded in a currency other than U.S. dollars and, as per the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the Notes on the maturity date will depend in part on the relevant exchange rates.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing Merrill Lynch with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes.  If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet or pricing supplement, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although Merrill Lynch has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

If the applicable term sheet or pricing supplement provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Market Measure.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide Merrill Lynch with compensation for its services in developing the securities.  If a market-maker (which may be Merrill Lynch) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Offering Price. Merrill Lynch is not obligated to make a market in the Notes.

Assuming there is no change in the value of the Market Measure to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which Merrill Lynch or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

If the Market Measure to which your Notes are linked is a basket, changes in the value of one or more basket components may offset each other

For Notes linked to a basket of two or more indices, price movements in the basket components may not correlate with each other.  At a time when the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much or may even decline in value.  Therefore, in calculating the closing value of a basket component on a valuation date, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket components.

You cannot predict the future performance of any basket components or the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of the other basket components, based on their historical performance.

The respective publishers of the Market Measure may adjust such Market Measure or any component of the Market Measure in a way that affects its level, and these respective publishers have no obligation to consider your interests

The publishers of each Market Measure (each a “Market Measure Publisher”) can add, delete or substitute the components included in a Market Measure or make other methodological changes that could change the value of such Market Measure.  You should realize that the changing of companies, commodities or other components included in a Market Measure may affect such Market Measure, as a newly added component may perform significantly better or worse than the component it replaces.  Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of its Market Measure.  Any of these actions could adversely affect the value of the Notes.  A Market Measure Publisher has no obligation to consider your interests in calculating or revising the Market Measure.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of the Market Measure. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The value of the Market Measure is expected to affect the trading value of the Notes.    We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Market Measure exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the value of the Market Measure exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. In addition, because the payment on the maturity date on the Notes will not exceed the Capped Value set forth in the applicable term sheet or pricing supplement, we do not expect that the Notes will trade in the secondary market above the Capped Value.

Changes in the volatility of the Market Measure are expected to affect the trading value of the Notes.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure increases or decreases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.    We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase.  If the Market Measure to which your Notes are linked, or any components of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of such related Market Measure or component and, thus, the trading value of the Notes may be adversely affected.

Changes in dividend yields on stocks included in equity-based, excess return Market Measures are expected to affect the trading value of the Notes linked to such Market Measures.    In general, if dividend yields on the stocks included in a Market Measure increase, we expect that the trading value of such Notes will decrease and, conversely, if dividend yields on such stocks decrease, we expect that the trading value of such Notes will increase.

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease.    We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the value of the Market Measure. This difference will reflect a “time premium” due to expectations concerning the value of the Market Measure during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the value of the Market Measure from the Starting Value to the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Market Measure will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Purchases and sales by Merrill Lynch and its affiliates may affect your return

Merrill Lynch and its affiliates may from time to time buy or sell the Market Measures, components of Market Measures or futures or options contracts on Market Measures or components of the Market Measures for their own accounts for business reasons and expect to enter into these transactions in connection with hedging their obligations under the Notes. These transactions could affect the price of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the Notes.  Any purchases or sales by Merrill Lynch, its affiliates or others on its behalf on or before the date an issue of the Notes are priced for initial sale to the public (the “Pricing Date” or “pricing date”) may temporarily increase or decrease the prices of a Market Measure or components of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure or component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure or component may change subsequent to the Pricing Date of an issue of Notes, affecting the value of the Market Measure and therefore the trading value of the Notes.

Merrill Lynch or its affiliates may do business with underlying companies

Merrill Lynch or its affiliates may presently or from time to time engage in business with one or more of the companies whose stocks are included in an equity-based Market Measure, including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, Merrill Lynch or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of Merrill Lynch may publish research reports about those companies. Merrill Lynch does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies corresponding to the stocks included in an equity-based Market Measure. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of Merrill Lynch or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain.  No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Material U.S. Federal Income Taxation Considerations” in this product supplement.  It is also possible that future United States legislation, regulations or other Internal Revenue Service guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-upon treatment discussed under “Material U.S. Federal Income Taxation Considerations” in this product supplement, and that any such guidance could have retroactive effect.

Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, you will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in such Market Measure

If the Market Measure to which your Notes are linked is equity-based, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks included in such Market Measure and your return on the Notes will not reflect the return you would realize if you actually owned the component stocks included in the Market Measure and received the dividends paid on those stocks.  This is because the Calculation Agent will calculate the amount payable to you on the maturity date by reference to the Ending Value.  Additionally, the Ending Value of certain equity based indices reflect only the prices of the common stocks included in the component stocks and do not take into consideration the value of dividends paid on those stocks.

If the Market Measure to which your Notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets

Equity-based Market Measures that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Commodity-Based Market Measures

If the Market Measure to which your Notes are linked is commodity-based, ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure

If the Market Measure to which your Notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure. SEK will not invest in any of the commodities or commodity futures contracts included in such Market Measure on behalf or for the benefit of holders of the Notes.

Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control

Trading in commodities is speculative and can be extremely volatile.  Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.  Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (i.e. energy).  These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

With respect a to commodity-based Market Measure, suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the Notes

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the Notes.

Notes linked to a commodity-based Market Measure will not be regulated by the CFTC

Unlike an investment in the Notes linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”).  Because Notes linked to a commodity-based Market Measure will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, SEK will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure will not constitute investments by you or by SEK, Merrill Lynch or any of their affiliates on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”).  SEK is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets

A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Publisher (as defined below to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

DESCRIPTION OF THE NOTES

We will issue Notes as part of series of senior unsecured debt securities entitled “Medium-Term Notes, Series F,” under the Indenture.  The Notes and the Indenture are more fully described in the accompanying prospectus supplement.  The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the Indenture.  The Notes will mature on the date set forth in the applicable term sheet or pricing supplement relating to a specific issue of Notes. Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The specific terms of the Notes will be described in the applicable term sheet or pricing supplement accompanying this product supplement. The terms described in that term sheet or pricing supplement will supplement those described herein and in any accompanying prospectus supplements, including the accompanying prospectus supplement and prospectus. If the terms described in the applicable term sheet or pricing supplement are inconsistent with those described herein or in any accompanying prospectus supplements, including the accompanying prospectus supplement and prospectus, the terms described in the applicable term sheet or pricing supplement will control.

The Notes will not be subject to redemption by us or repayment at the option of any holder of the Notes prior to the maturity date, other than as a result of changes in Swedish tax law, as set forth below in “—Tax Redemption.”

We will issue the Notes in the denominations of whole units, each with a public offering price per unit as set forth in the applicable term sheet or pricing supplement (the “Original Offering Price”).  You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of the Notes—Form of Notes” in the accompanying prospectus supplement.

The Notes will not have the benefit of any sinking fund and there is no principal protection on the Notes and therefore you will not receive a minimum fixed amount on the maturity date.

Payment on the Maturity Date

On the maturity date, you will be entitled to receive a cash payment per unit in United States dollars equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes.

Determination of the Redemption Amount

The “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will equal:

(i)  If the Ending Value of the Market Measure is greater than its Starting Value:

provided, however, the Redemption Amount will not exceed an amount per unit as set forth in the applicable term sheet (the “Capped Value”). The Capped Value will be determined on the Pricing Date and will be set forth in the applicable term sheet or pricing supplement made available in connection with sales of a specific issue of the Notes.

(ii)  If the Ending Value is less than or equal to the Starting Value:

Unless otherwise set forth in the applicable term sheet, the Participation Rate will be 300% (the “Participation Rate”). In no event will the Redemption Amount for each unit exceed the “Capped Value” described in the applicable term sheet, and in no event will the Redemption Amount be less than zero. We will determine the applicable Capped Value on the Pricing Date of each series of ARNs.

Unless otherwise set forth in the applicable term sheet or pricing supplement , the Starting Value will be the value of the Market Measure on the Pricing Date (except as otherwise provided under “Pricing Date Market Disruption Calculation” below) as determined by the Calculation Agent.

Pricing Date Market Disruption Event—Commodity-Based Market Measures

In the event a Market Disruption Event occurs on the Pricing Date with respect to Notes linked to a commodity-based Market Measure, the Calculation Agent will establish an initial value for the Market Measure (the “Initial Market Measure Level”) and the Starting Value pursuant to the following “Pricing Date Market Disruption Calculation”:

(1)
With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is not affected by the Market Disruption Event (an “Unaffected Component”), both the Initial Market Measure Level and the Starting Value will be based on the exchange published settlement price of such Unaffected Component on the Pricing Date.

(2)	With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is affected by a Market Disruption Event (an “Affected Component”):

(a)
the Calculation Agent will establish the Initial Market Measure level on the Pricing Date based on (i) the above-referenced settlement price of each Unaffected Component and (ii) the latest exchange published settlement price for each Affected Component on the Pricing Date;

(b)
the Calculation Agent will adjust the Initial Market Measure Level for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Component on the first Market Measure Business Day following the Pricing Date on which no Market Disruption Event occurs with respect to such Affected Component.  In the event that a Market Disruption Event occurs with respect to any Affected Component on each Market Measure Business Day to and including the third scheduled Market Measure Business Day following the Pricing Date, the Calculation Agent (not later than the fourth scheduled Market Measure Business Day) will estimate the price of such Affected Component used to determine the Starting Value in a manner that the Calculation Agent considers commercially reasonable under the circumstances; and

(c)
the final term sheet or pricing supplement made available in connection with sales of the Notes will set forth the Initial Market Measure Level, a brief statement of the facts relating to the establishment of the Initial Market Measure Level (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

(3)
The Calculation Agent will determine the Initial Market Measure Level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above, using the then current method for calculating the Market Measure.  The exchange on which a futures contract included in the Market Measure is traded for purposes of the above definition means the exchange used to value such futures contract for the calculation of the Market Measure.

Ending Value Calculation – Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, the Ending Value will be determined by the Calculation Agent and will equal the average of the closing values of such Market Measure determined on each of a certain number of Calculation Days during the Maturity Valuation Period. The timing and exact number of Calculation Days in the Maturity Valuation Period, which may be one or more, will be set forth in the applicable term sheet or pricing supplement.  If a Market Disruption Event occurs on a scheduled Calculation Day during the Maturity Valuation Period or, if any scheduled Calculation Day is determined by the Calculation Agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration or otherwise (each such day, a “Non-Calculation Day”) and as a result, the Ending Value, as follows:

(a)
The closing value of the Market Measure for the applicable Non-Calculation Day will be deemed to be the closing value of the Market Measure for the next Calculation Day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled Calculation Days during the Maturity Valuation Period are Non-Calculation Days, then the closing value of the Market Measure for the next Calculation Day will also be deemed to be the closing value for the Market Measure on the first and second scheduled Calculation Days during the Maturity Valuation Period. If no further Calculation Days occur after a Non-Calculation Day, then the closing value of the Market Measure for such Non-Calculation Day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the Calculation Agent on the last scheduled Calculation Day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled Calculation Day, in a manner which is considered commercially reasonable under the circumstances; or

(b)
If every scheduled Calculation Day during the Maturity Valuation Period is a Non-Calculation Day, then the Ending Value will equal the closing value of the Market Measure determined (or, if not determinable, estimated) by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances on the last scheduled Calculation Day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled Calculation Day.

Ending Value Calculation – Commodity Based Market Measures

If the Market Measure to which your Notes are linked is commodity-based, the Ending Value with respect to the Redemption Amount payable on the stated maturity date will equal the closing level of the Market Measure on a specific Calculation Day, as set forth in the applicable term sheet, provided that if a Market Disruption Event occurs on that date, the Ending Value will be determined according to the Market Disruption Calculation (as described below).  If it is determined that the scheduled Calculation Day is not a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration or otherwise, the Ending Value will equal the closing level of the Market Measure on the next Market Measure Business Day, provided that if a Market Disruption Event occurs on that date, the Ending Value will be determined according to the Market Disruption Calculation described below. If no such days occur prior to the second scheduled Market Measure Business Day before the maturity date of the Notes, the Ending Value will be determined (or, if not determinable, estimated) by the Calculation Agent on the second scheduled Market Measure Business Day before the maturity date of the Notes in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event has occurred on the Calculation Day, the Market Measure level will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1)
With respect to each Market Measure component that is not affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price on the Calculation Day.

(2)
With respect to each Market Measure component that is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each such contract on the first Market Measure Business Day following the Calculation Day on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Calculation Day and on each day to and including the second scheduled Market Measure Business Day prior to maturity, the price of such contract used to determine the Ending Value will be determined (or, if not determinable estimated) by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

(3)
The Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

General Terms

The “Maturity Valuation Period” means the period shortly before the maturity date the timing and length of which will be set forth in the applicable term sheet or pricing supplement.

A “Calculation Day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise set forth in the applicable term sheet or pricing supplement, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and the Nasdaq Stock Market are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on us and the holders and beneficial owners of the Notes.

Market Disruption Event – Equity-Based Market Measures

For equity-based Market Measures, “Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)
the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; or

(B)
the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)
if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material.”

Market Disruption Event – Commodity-Based Market Measures

For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:

(1)
A material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

(2)
The exchange published settlement price for any Market Measure component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

(3)	Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component.

(4)	A suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time.

(5)
Any other event, if the Calculation Agent determines in its sole discretion, after notice from SEK, that the event materially interferes with SEK’s ability or the ability of any of SEK’s affiliates to unwind all or a material portion of a hedge with respect to the Notes that SEK or SEK’s affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

Adjustments to the Market Measure

If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of equity-based Market Measures, or of a level of a commodity futures index, in the case of a commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.

Discontinuance of the Market Measure

If a Market Measure Publisher discontinues publication of a Market Measure to which an issue of Notes is linked, or one or more components of a Market Measure in the case of a basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the Calculation Agent’s notification of that determination to the trustee and us, the Calculation Agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment on the Maturity Date.” Upon any selection by the Calculation Agent of a successor market measure, we will cause the Calculation Agent to give notice of that selection to holders of the Notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the Calculation Agent does not select a successor market measure; or

•	the successor market measure is not published on any of the Calculation Days or the Calculation Day, as applicable,

the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor market measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the successor market measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the Maturity Valuation Period or Calculation Day, as applicable, and the Calculation Agent determines that no successor market measure is available at that time, then on each Business Day until the earlier to occur of:

•          the determination of the Ending Value; and

•          a determination by the Calculation Agent that a successor market measure is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will make available to holders of the Notes information as to each such value; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the Calculation Agent in its reasonable discretion.

As used in this subsection, a “Business Day” is any day on which (i) the Market Measure or a successor market measure, if any, that has not been discontinued, is calculated and published and (ii) with respect to the Market Measure, or any successor market measures, which have been discontinued, a day on which the applicable exchanges listing the stocks of companies or exchanges quoting the commodities futures contracts, as applicable to the Market Measure, used to calculate a substitute level for a Market Measure following a discontinuance, as discussed above, are open for trading.

Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your Notes are linked may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any issue of Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each Original Offering Price per unit, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, calculated as described on pages S-19of the accompanying prospectus supplement.

Tax Redemption

We may redeem the Notes prior to maturity if, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental charge subsequent to the date of the issuance of the Notes, we would become obligated to pay additional amounts as set forth in the accompanying prospectus under “Description of Debt Securities—Optional Redemption Due to Change in Swedish Tax Treatment.”  If such an imposition occurs, we may at our option redeem all, but not less than all, the Notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice.  In such event, the redemption price per Note will be determined by the Calculation Agent and will be equal to the Redemption Amount plus accrued and unpaid interest, if any, to but excluding the redemption date, calculated as though the applicable Calculation Day were the third Business Day prior to the redemption date.

THE MARKET MEASURE

General

The Market Measure to which a specific issue of Notes are linked will be set forth in one or more term sheets or pricing supplements. Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value.

A Market Measure may be a commodity- or equity-based index or indices, the value of a single stock, commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof.  The Market Measure applicable to your Notes may also be a basket of two or more of these indices or statistical measures, in which case each one will be referred to as a “basket component.”

Baskets

A basket is designed to allow investors to participate in the percentage changes in the levels of the basket components from the Starting Value to the Ending Value of the basket. If the Market Measure to which your Notes are linked is a basket, the basket components will be set forth in the applicable term sheet or pricing supplement.  Each basket component will be assigned a weighting (the “Initial Weighting”) so that each basket component represents a portion of the value of the basket on the Pricing Date.  The basket components may be assigned equal Initial Weightings or the basket components may be assigned unequal Initial Weightings.  The Initial Weighting of any basket component will be set forth in the applicable term sheet or pricing supplement.

Determination of the Multiplier for each Basket Component

A fixed factor (the “Multiplier”) will be determined for each basket component, based upon the weighting of that Basket Component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:

•	the weighting (as a percentage) for that basket component, multiplied by 100; and

•	divided by the closing level of that basket component on the Pricing Date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any basket component in the event that basket component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the level of that basket component had those material changes or modifications not been made.

Computation of the Basket

The Calculation Agent will calculate the value of the basket by summing the products of the closing level for each basket component on a Calculation Day and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in an increase in the value of the basket. Conversely, any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable term sheet or pricing supplement.

Example 1:

The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00
Starting Value				100.00

Example 2:

The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

______________________________________

(1)	This is the closing level of each basket component on the hypothetical pricing date.

(2)
The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the closing level of that basket component Index on the hypothetical pricing date and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable term sheet or pricing supplement.

MATERIAL U.S. FEDERAL INCOME TAXATION CONSIDERATIONS

The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by a holder who purchases Notes in the initial offering at their Original Offering Price and holds the Notes as capital assets.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed Treasury regulations issued under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which may change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as holders to whom special tax treatment applies, including (1) banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, tax-exempt organizations or partnerships or other entities classified as partnerships for U.S. federal income tax purposes, (2) persons holding Notes as part of a straddle, hedge, conversion transaction or other integrated investment, (3) persons whose functional currency is not the U.S. dollar, or (4) traders in securities that elect to use a mark to market method of accounting for their securities holdings.  In addition, this discussion does not address alternative minimum taxes or state, local or foreign taxes.

This summary addresses only Notes that are linked to a Market Measure other than the performance of one or more currencies.  The U.S. federal income tax considerations relevant to the Notes linked to currency Market Measures will be addressed in the relevant pricing supplement for such Notes.

For purposes of the following discussion, the term “U.S. holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) any other entity or person generally subject to U.S. federal income tax on a net income basis.

The following discussion assumes that none of the companies included in a Market Measure is, or will become at any time during the term of the Notes, either a passive foreign investment company or a United States real property holding company, in each case as determined for U.S. federal income tax purposes.  Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes could differ significantly from the consequences described below.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Notes for U.S. federal income tax purposes.  As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion.  A differing treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes.  Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Particular Notes may have special features that produce tax consequences different from those described below. In cases in which the applicable term sheet or pricing supplement contains additional tax information, prospective U.S. holders should review such information together with the information herein.

Consequences to U.S. holders

We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Market Measure and, by purchasing a Note, you will be deemed to have agreed to that treatment.  The remainder of this discussion assumes that Notes will be so treated.  We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date.  Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

Sale, exchange or other taxable disposition of Notes.  A U.S. holder’s initial tax basis in the Notes should be the price at which the U.S. holder purchased the Notes.  Upon the sale, exchange or other disposition of Notes in a taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the U.S. holder’s adjusted tax basis in the Note.  Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition.  Long-term capital gains of individuals are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

Potential Application of Constructive Ownership Rules.  Some or all of the net long-term capital gain arising from certain constructive ownership transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any deemed underpayment of tax with respect to the deferral of such ordinary income.  The “constructive ownership” rules could potentially be applicable to Notes with a term greater than one year in circumstances where the underlying equity includes an equity interest in a “pass-through entity,” as defined under the Code (such as a regulated investment company, a passive foreign investment company or a real estate investment trust).  These rules have no immediate application to certain derivative financial instruments, including any Notes, where the underlying equity represents an index or stock of a specific company, assuming the specific company and each of the companies included in the index is not, and will not become at any time during the term of the Notes, a passive foreign investment company, a regulated investment company or a real estate investment trust for U.S. federal income tax purposes.  These rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include certain derivative financial instruments in respect of the stock of all corporations.  These rules also direct the U.S. Treasury Department to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on any underlying asset from the scope of “constructive ownership” transactions.  This category may include the Notes.  It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

Possible alternative treatments.  Due to the absence of authorities that directly address the proper characterization of the Notes, the absence of comparable instruments for which there is a widely accepted tax treatment and because we are not requesting a ruling from the IRS with respect to the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. Under alternative characterizations of the Notes, it is possible, for example, that the Notes could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options. If the IRS were successful in asserting an alternative characterization of the Notes, the timing and character of income on the Notes could differ materially from the above description.

Backup withholding tax and information reporting. Unless a U.S. holder is an exempt recipient such as a corporation, payments on the Notes and the proceeds received from the sale of Notes will be subject to information reporting and may also be subject to U.S. federal backup withholding tax if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability if the U.S. holder provides the required information to the IRS.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts

On December 7, 2007, the IRS and U.S. Treasury Department issued a notice requesting public comments on a comprehensive set of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forwards could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward.  Although it is currently uncertain what future guidance will result from the notice, the notice leaves open the possibility that such guidance could have retroactive application.  In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the Notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above.

U.S. holders are urged to consult their tax advisors regarding the potential effects of the foregoing developments on the tax treatment of the Notes.

  Consequences to non-U.S. holders

Gain or loss on disposition.  A non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, maturity or repurchase by SEK of a Note unless (1) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or (2) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information reporting and backup withholding.  In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as our paying agents, to a non-U.S. holder as long as the income associated with the payments is otherwise exempt from U.S. federal income tax and the holder has provided the required certification that it is a non-U.S. holder, if requested by the paying agent.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the
Notes.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus.  While we are not required to do so, we may elect to hedge our obligations under the Notes with Merrill Lynch or one of its affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Merrill Lynch has advised us that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet or pricing supplement and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet or pricing supplement. After the initial public offering, the public offering price and concession may be changed. The obligations of Merrill Lynch are subject to certain conditions and it is committed to take and pay for all of the Notes offered pursuant to a specific term sheet or pricing supplement if any are taken.

INDEX OF CERTAIN DEFINED TERMS

Business Day	P-17
Calculation Agent	P-1
Calculation Day	P-15
Maturity Valuation Period	P-15
Capped Value	P-1
Ending Value	P-5
Market Disruption Event	P-15
Market Measure	P-1
Market Measure Business Day	P-15
Non-Calculation Day	P-14
NotesP-1	P-1
Original Offering Price	P-1
Pricing DateP-9	P-9
Pricing Date Market Disruption Calculation	P-13
Redemption Amount	P-1
Starting Value	P-5
successor market measure	P-16

Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus supplement and prospectus, as applicable.

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL)
(Swedish Export Credit Corporation)

Medium-Term Notes, Series F

Accelerated Return NotesSM

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PRODUCT SUPPLEMENT ARN-4
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Merrill Lynch & Co.

November 28, 2011

“Accelerated Return Notes®  and “ARNs®”  are registered service marks of Bank of America Corporation, the parent corporation of Merrill, Lynch, Pierce, Fenner & Smith Incorporated.